Exhibit 99.1

Sherif Foda Joins Energy Recovery Board of Directors

SAN LEANDRO, Calif. — September, 6 2016 — Energy Recovery, Inc. (NASDAQ:ERII), the leader in pressure energy technology for industrial fluid flows, today announced the expansion of its Board of Directors with the appointment of Mr. Sherif Foda.

Mr. Foda brings with him over two decades of senior-level management experience in the oil and gas industry as well as world-class expertise in the development and application of new technologies. Mr. Foda was previously an Executive Officer and Group President of Production at Schlumberger. He began his career with Schlumberger in 1993 in the offshore oil fields of the Red Sea and has since spent over 20 years leading oil and gas operations around the globe, including assignments as the President of Europe and Africa based in Paris, various corporate roles based in Houston, TX and in the Middle East.  Mr. Foda holds a BSc in Electronic Engineering from Ain Shams University, and a BAC in Science from College de la Salle, both in Cairo. He currently resides in Houston with his wife and three children.

Energy Recovery’s President and CEO Joel Gay stated, “The addition of Mr. Foda to the Board of Directors continues to build upon our team’s expertise in the oil and gas industry and further our strategic efforts to diversify into newer, higher-opportunity markets. In addition to deep sector expertise, Mr. Foda brings robust business development experience with a very global view, and deep understanding of the Gulf Cooperation Council region, a significant area of growth opportunity for the Company. On behalf of the Board of Directors, we are very pleased to welcome Mr. Foda to Energy Recovery.”

Mr. Foda stated, “I look forward to working with management and the rest of the board and am very excited about the potential application of Energy Recovery’s technologies throughout the oil and gas industry.”

About Energy Recovery, Inc.

Energy Recovery, Inc. (NASDAQ:ERII) recycles and converts wasted pressure energy into a usable asset and preserves pumps that are subject to hostile processing environments. With award-winning technology, Energy Recovery, Inc. simplifies complex industrial systems while improving productivity, profitability, and efficiency within the oil & gas, chemical processing, and water industries.  Energy Recovery, Inc. products save clients more than $1.7 billion (USD) annually.  Headquartered in the Bay Area of California, Energy Recovery has offices in Houston, Ireland, Shanghai, and Dubai.  For more information about Energy Recovery, Inc., please visit www.energyrecovery.com.

Forward-Looking Statements

This press release contains forward-looking statements that reflect management's current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Energy Recovery disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Brian Uhlmer

buhlmer@energyrecovery.com

(713) 858-2284

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